Exhibit 21.1

LIST OF SUBSIDIARIES

Entity(1)	Jurisdiction of Incorporation
BHO II, Inc.	Delaware
BHO Business Trust II	Maryland
Lightstone REIT V OP LP (2)	Texas

(1)	Does not include subsidiaries of Lightstone REIT V OP LP, which holds our investment assets.

(2)	As of January 1, 2009, BHO II, Inc. was the sole general partner and owner of less than 0.1% in Lightstone REIT V OP LP, our operating partnership. As of January 1, 2009, BHO Business Trust II was the sole limited partner and owner of the remaining interest in Lightstone REIT V OP LP.